PREFERRED STOCK RECAPITALIZATION AGREEMENT

This Preferred Stock Recapitalization Agreement is dated as of July 30, 1999, among Ramtron International Corporation ("Ramtron"), a Delaware corporation, and the holders, severally, of Ramtron's Series A Convertible Preferred Stock executing this Agreement (each a "Series A Stockholder" and together the "Series A Stockholders").

                                  RECITALS:

A. Each of the Series A Stockholders and Ramtron entered into a Preferred Stock Investment Agreement dated as of February 25, 1998 (each an "Investment Agreement" and together the "Investment Agreements"), pursuant to which the Series A Stockholders purchased from Ramtron shares of Ramtron's Series A Convertible Preferred Stock, $0.01 par value per share (the "Series A Stock").

B. The Series A Stockholders and Ramtron wish to amend and restate the Certificate of Designation, Preferences, Rights and Limitations (the "Certificate of Designation") filed on February 12, 1998, with the Secretary of State of Delaware, pursuant to which the preferences, rights and limitations of the Series A Stock were established.

C. The Series A Stockholders and Ramtron wish to set forth in this Agreement their respective rights and obligations concerning Ramtron's recapitalization to be consummated in connection with the proposed amendment of the Certificate of Designation.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Certificate of Incorporation and Termination of Investment Agreements. Subject only to the satisfaction or waiver of the conditions set forth in Section 3 of this Agreement:

    (a) Ramtron and the Series A Stockholders, respectively, shall as soon as practicable following the execution and delivery of this Agreement take all necessary and appropriate actions (including executing, as may be appropriate, written consents, certificates of amendment and other documents and instruments) to cause Ramtron's Certificate of Incorporation to be amended so as to amend and restate the Certificate of Designation and to have the form and content of Exhibit A hereto (the "Certificate of Amendment").

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    (b)  By their execution hereof, Ramtron and the Series A Stockholders, respectively, terminate each Investment Agreement.

2. The Closing. In order to co-ordinate the effective consummation of the actions to be taken pursuant to this Agreement upon satisfaction or waiver of the conditions set forth in Section 3 of this Agreement, representatives of Ramtron and the Series A Stockholders shall conduct a closing (the "Closing") at Ramtron's offices or at such other place as Ramtron and the Series A Stockholders may agree on the later of the following: (a) the date on which the last to be fulfilled or waived of the conditions set forth in Section 3 hereof shall be fulfilled or waived in accordance with this Agreement, and
(b) such other time and date as Ramtron and the Series A Stockholders may agree. The date on which the Closing occurs is hereinafter called the "Closing Date." Prior to or at the Closing, Ramtron and the Series A Stockholders shall execute and deliver originals of any required consents, instruments or documents as may not previously have been executed and delivered, including without limitation the consents to the Certificate of Amendment to be filed on the Closing Date in order to approve the Certificate of Amendment provided in Section 1(a).

3.  Conditions of Closing.

    (a) The obligations of the Series A Stockholders set forth in this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

         (i) (A) Ramtron's common stockholders shall have approved Proposals 1A and 1B at a special meeting held on July 20, 1999, in accordance with Ramtron's Notice of Special Meeting dated
              June 21, 1999; (B) the purchasers (the "DFA Stockholders") of Ramtron's Common Stock pursuant to Stock Purchase Agreements dated as of December 23, 1997 (the "DFA Purchase Agreements"), shall have entered into and closed, or shall enter into and close concurrently with the Closing of this Agreement, the DFA Stockholder Recapitalization Agreement with Ramtron providing for, among other matters, the termination of the DFA Purchase Agreements; (C) the holders of a majority of the shares of Series A Stock shall have approved the amendment of Ramtron's Certificate of Incorporation as provided in Section 1(a) and if such approval is by written consent of less than all Series A Stockholders, Ramtron shall have given written notice to each Series A Stockholder who has not so consented; (D) Ramtron's Board of Directors shall have approved and authorized the execution and filing with the Delaware Secretary of State of the Certificate of Amendment; and (E) NEBF and Ramtron shall have amended the Loan Agreement dated August 31, 1995, or shall have prepared and signed a separate document, to provide (among other things) for (I) NEBF's irrevocable consent to the amendment of Ramtron's Certificate of Incorporation as provided in Section 1(a), (II) the extension of the maturity date for the loan to a date not earlier than March 15, 2002, and (III) the release of certain categories of collateral pledged as security for repayment of NEBF's loan to Ramtron upon Ramtron's satisfaction of certain performance milestones.

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         (ii)  Each of the representations and warranties of Ramtron contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing.

        (iii) Ramtron shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to completely perform its obligations undertaken herein.

         (iv) Ramtron shall have provided to each of the Series A Stockholders or their representative a copy, certified by Ramtron's Secretary, of the resolutions of the Board of Directors of Ramtron providing for the authorization and approval of this Agreement and the matters mentioned in
               Section 3(a)(i)(D).

         (v) Ramtron's Common Stock shall be listed on The Nasdaq SmallCap Market ("Nasdaq") and trading in Ramtron's Common Stock shall not have been suspended by Nasdaq, the Securities and Exchange Commission (the "SEC") or other regulatory authority.

         (vi) No action, suit, proceeding, inquiry or investigation before or by any court, public board, governmental agency or authority shall be known to Ramtron to have been filed against or affecting Ramtron or Enhanced Memory Systems, Inc.("EMS"), a Delaware corporation wholly owned by Ramtron, which seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or which if decided adversely to Ramtron would affect the validity or enforceability of this Agreement or the Series A Stock.

        (vii) The Series A Stockholders shall have received an opinion of counsel for the Company, dated as of the Closing Date, as to the matters of Delaware law set forth in Exhibit B, subject to such conditions and exceptions as are usual in such opinions.

    (b) The obligations of Ramtron set forth in this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

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         (i)  (A) Ramtron's common stockholders shall have approved Proposals
              1A and 1B at a special meeting held on July 20, 1999, in accordance with Ramtron's Notice of Special Meeting dated
              June 21, 1999; (B) the DFA Stockholders shall have entered into and closed, or shall enter into and close concurrently with the Closing of this Agreement, the DFA Stockholder Recapitalization Agreement with Ramtron providing for, among other matters, the termination of the DFA Purchase Agreements; (C) the holders of a majority of the shares of Series A Stock shall have approved the amendment of Ramtron's Certificate of Incorporation as provided in Section 1(a); and (D) NEBF and Ramtron shall have amended the Loan Agreement dated August 31, 1995, or shall have prepared and signed a separate document, to provide (among other things) for
              (I) NEBF's irrevocable consent to the amendment of Ramtron's Certificate of Incorporation as provided in Section 1(a),
              (II) the extension of the maturity date for the loan to a date not earlier than March 15, 2002, and (III) the release of certain categories of collateral pledged as security for repayment of NEBF's loan to Ramtron upon Ramtron's satisfaction of certain performance milestones.

        (ii) All legal actions of any type filed against Ramtron by any of the Series A Stockholders, or their respective transferees, affiliates, associates, stockholders, partners members and other related parties, and all legal actions of any type filed against Ramtron by any of the DFA Stockholders, or their respective affiliates, associates, stockholders, partners, members and other related parties, shall have been dismissed with prejudice or appropriate documents to effect such dismissal shall have been delivered to Ramtron.

       (iii) Each of the representations and warranties of the Series A Stockholders contained in Section 5 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made as of the Closing.

        (iv) The Series A Stockholders shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Series A Stockholders on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to completely perform their obligations undertaken herein.

4. Representations and Warranties of Ramtron. Ramtron represents and warrants to the Series A Stockholders as of the date hereof and as of the Closing Date:

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    (a)  Organization and Qualification.  Each of Ramtron and EMS is a
corporation duly incorporated and existing in good standing under the laws of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Each of Ramtron and EMS is duly qualified as a corporation authorized to do business, and is in good standing, in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, or financial condition of Ramtron.

    (b) Authorization; Enforcement. (i) Ramtron has the requisite corporate power and authority to enter into and perform this Agreement and to issue shares of Common Stock upon conversion of the Series A Stock in accordance with the terms of the Certificate of Amendment, (ii) the execution and delivery of this Agreement by Ramtron and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, the required written notice has been given to the Series A Stockholders who did not deliver a written consent approving the amendment to Ramtron's Certificate of Incorporation, and no further consent or authorization of Ramtron or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by Ramtron, and (iv) this Agreement constitutes a valid and binding obligation of Ramtron enforceable against Ramtron in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Common Stock issuable upon conversion of the Series A Stock will be duly authorized and reserved for issuance and, upon conversion in accordance with the Certificate of Amendment to be filed by Ramtron pursuant to Section 1(a) of this Agreement, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or adverse claims, and the holders shall be entitled to all rights and preferences accorded to a holder of Common Stock. The Series A Stock issuable as dividends on the Series A Stock, whether such dividends were accrued before or after the effective date of the Certificate of Amendment, will be fully paid and non-assessable and not subject to any preemptive rights or adverse claims and the holders will be entitled to all rights and preferences accorded to holders of Series A Stock.

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    (c)  Capitalization.  The authorized capital stock of Ramtron consists of
75,000,000 shares of Common Stock and 10,000,000 shares of preferred stock; there are approximately 62,759,301 shares of Common Stock and 8,878 shares of preferred stock issued and outstanding. Ramtron's common stockholders approved Proposals 1A and 1B at the common stockholders meeting held on July 20, 1999. Upon the effectiveness of the 1:5 reverse stock split of Ramtron's Common Stock, to be effected immediately following the effectiveness of the Certificate of Amendment: Ramtron will have authorized capital of 60,000,000 shares, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, and there will be outstanding approximately 12,551,860 shares of Common Stock and 8,878 shares of Series A Stock, the conversion rights of which shall be adjusted pursuant to the Certificate of Amendment to account for the reverse stock split. All of the outstanding shares of Ramtron's Common Stock have been validly issued and are fully paid and non-assessable. Except as described in the SEC Documents (as hereinafter defined), except for the rights of the Series A Stockholders and each of the DFA Stockholders and except for the right of NEBF to convert its loan to Ramtron into Ramtron Common Stock and the registration rights of NEBF with respect to shares of Ramtron's Common Stock held by, and to be issued to, NEBF, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, convertible securities, warrants, scrip, rights to subscribe to, calls or commitments of any character whatever relating to, or securities or rights convertible into, any shares of capital stock of Ramtron, or contracts, commitments, understandings, or arrangements by which Ramtron is or may become bound to issue additional shares of capital stock or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of Ramtron.
All of the rights to purchase Ramtron Common Stock described in the immediately preceding sentence, and the conversion rights under the promissory notes issued to the DFA Stockholders, are subject to adjustment to account for the 1:5 reverse stock split to be effected pursuant to Proposal 1B approved on July 20, 1999, by Ramtron's common stockholders. Ramtron has furnished or made available to the Series A Stockholders true and correct copies of Ramtron's Certificate of Incorporation as in effect on the date hereof, and Ramtron's By-Laws, as in effect on the date hereof.

    (d) No Conflicts. The execution, delivery and performance of this Agreement by Ramtron and the consummation by Ramtron of the transactions contemplated hereby do not and will not (i) result in a violation of EMS' Certificate of Incorporation, in a violation of Ramtron's Certificate of Incorporation as it shall be amended by the Certificate of Amendment; or in a violation of the By-Laws of EMS or of Ramtron, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Ramtron or EMS is a party or (iii) result in a violation of any Federal, state, local or foreign law, rule or regulation, order,

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judgment or decree (including Federal and state securities laws and regulations) applicable to Ramtron or EMS or by which any property or asset of Ramtron or EMS is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Series A Stockholders and not to Ramtron. Neither the business of Ramtron nor EMS is being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. Ramtron is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing (other than the filing of the Certificate of Amendment with the Delaware Secretary of State, as required for the consummation of this Agreement pursuant to Section 3(a)(i)) or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement (other than any SEC or state securities filings which may be required to be made by Ramtron in connection with any registration statement which may be filed pursuant hereto and any notifications to the National Association of Securities Dealers with respect to the shares of Common Stock to be issued pursuant to the Certificate of Amendment); provided that, for purposes of the representation made in this sentence, Ramtron is assuming and relying upon the accuracy of the relevant representations and agreements of the Series A Stockholders herein.

    (e) SEC Documents, Financial Statements. The Common Stock of Ramtron is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Ramtron has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by Ramtron with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted principles

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applied on a consistent basis during the periods (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) fairly present in all material respects the financial position of Ramtron as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

   (f) Absence of Litigation. Except as disclosed at the end of this Section 4(f), there is no action, suit, or proceeding before or by any court, public board, governmental agency or authority, or self-regulatory organization pending or, to the knowledge of Ramtron, threatened against Ramtron or any of its respective directors or officers in their capacities as such, wherein an unfavorable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect or would adversely affect the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of Ramtron to perform its obligations under, this Agreement or any of such other documents. To Ramtron's knowledge, there are no facts which, if known by a potential claimant or governmental agency or authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Ramtron, could reasonably be expected to have a Material Adverse Effect. Pursuant to the decision of the Nasdaq Listing Qualification Panel provided to Ramtron in a letter dated June 18, 1999, Ramtron's Common Stock will be delisted from the Nasdaq SmallCap Market unless, by August 6, 1999, Ramtron evidences a closing bid price of not less than $1.00 per share, and, thereafter, Ramtron continues to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

    (g) No Anti-Takeover Plan. There is not in effect any shareholders rights plan or other capital structure the intent of which is to prevent or impede a future change of the current management of Ramtron.

    (h) Nasdaq Status. Upon the effectiveness of the Certificate of Amendment, (i) the shares of Series A Stock will not constitute a "future priced security" for purposes of the Nasdaq proposed rule change entitled "Interpretative Material Regarding Future Priced Securities"; (ii) Nasdaq Rule 4330 as interpreted in that Interpretative Material will not be violated by the terms of the Certificate of Amendment; and (iii) the rights and preferences of the Series A Stock pursuant to the Certificate of Amendment do not constitute a change in financial structure requiring Ramtron to satisfy Nasdaq's initial inclusion requirements.

    (i) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Ramtron or EMS or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Ramtron but which has not been so publicly announced or disclosed.

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    (j)  No Material Adverse Change.  Since the date through which the most recent quarterly report of Ramtron on Form 10-Q has been filed with the SEC, no event which would have a Material Adverse Effect has occurred or exists with respect to Ramtron or EMS except as otherwise disclosed or reflected in other SEC Documents prepared through or as of a date subsequent thereto.

    (k) No Third Party Actions. Ramtron has no knowledge of any action, suit, proceeding, inquiry or investigation, before or by any court, public board, government agency or authority and has no notice that any party intends to institute any of the foregoing, which seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or which if decided adversely to Ramtron would affect the validity or enforceability of the Agreement or the Series A Stock.

5. Representations and Warranties of Series A Stockholders. Each Series A Stockholder represents and warrants to Ramtron as of the date hereof and as of the Closing Date, solely with respect to such stockholder and not with respect to any other Series A Stockholder (and no Series A Stockholder shall be deemed to make or have any liability for any representation or warranty made by any other Series A Stockholder):

    (a) Authorization, Enforcement. (i) The Series A Stockholder has the requisite power and authority to enter into and perform this Agreement,
(ii) the execution and delivery of this Agreement by the Series A Stockholder and the consummation by such stockholder of the transactions contemplated hereby have been duly authorized (if applicable) by all necessary corporate or partnership action, and (iii) this Agreement constitutes a valid and binding obligation of the Series A Stockholder enforceable against the Series A Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principals of general application.

    (b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Series A Stockholder of the transactions contemplated hereby do not and will not (i) result in a violation of (if applicable) the Series A Stockholder's charter documents or By-Laws,
(ii) conflict with any agreement, indenture or instrument to which the Series A Stockholder is a party, or (iii) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Series A Stockholder (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a material adverse effect on the Series A Stockholder). The Series A Stockholder is not required to obtain any consent or authorization of any governmental agency in order for such stockholder to perform such stockholder's obligations under this Agreement. The data to be provided by the Series A Stockholder in connection with registering Registerable Securities (as hereinafter defined) under the Securities Act of 1933, as amended (the "Act"), will be true and accurate in all material respects.

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    (c)  Accredited Investor.  The Series A Stockholder is an accredited investor as defined in Rule 501 promulgated under the Act. The Series A Stockholder has such knowledge and experience in financial and business matters in general, and investments in particular, so that the Series A Stockholder is able to evaluate the merits and risks of the transactions contemplated under this Agreement and to protect such stockholder's own interests in connection with such stockholder's investment in the Series A Stock.

    (d) Information. The Series A Stockholder acknowledges (but without limiting the effect of Ramtron's representations and warranties contained herein), that such stockholder has received such information as such stockholder considers necessary or appropriate for deciding whether to execute this Agreement.

    (e) Rule 144. The Series A Stockholder understands that there is no public trading market for Series A Stock, that none is expected to develop, and that shares of the Series A Stock must be held indefinitely unless such shares or securities into which the shares of Series A Stock are converted are registered under the Act or an exemption from registration is available. The Series A Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Act.

6.  Covenants of Ramtron.  Ramtron covenants and agrees as follows:

    (a) Ramtron shall use its best efforts and shall act in good faith to cause to occur all conditions to Closing which are in Ramtron's control.

    (b) Ramtron shall file with the Delaware Secretary of State on the Closing Date the Certificate of Amendment in substance and form of Exhibit A, and immediately thereafter, Ramtron also shall file with the Delaware Secretary of State a second certificate of amendment to its Certificate of Incorporation effecting the 1:5 reverse stock split pursuant to Proposal 1B approved on July 20, 1999, by Ramtron's common stockholders.

    (c) Ramtron acknowledges that irreparable damage would occur in the event that the conversion rights provided for herein and in the Certificate of Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Series A Stockholders shall be entitled to an injunction or injunctions to prevent or cure breaches of the conversion provisions of this Agreement and of the Certificate of Amendment to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they may be entitled by law or equity.

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    (d)  Ramtron shall file one or more registration statements as provided in, and comply with its obligations undertaken in, Section 8.

    (e) Ramtron shall determine the "fair market value of such fraction on the date of conversion" provided in Section 6(j) of the Certificate of Amendment in the same way as is provided in the penultimate sentence of Article Fourth of the certificate of amendment, attached as Exhibit C to Ramtron's Proxy Statement filed with the SEC on June 21, 1999, effecting the 1:5 reverse stock split, except that the "Effective Date" shall mean the day on which the conversion is effected.

    (f) Ramtron, for itself, and for its predecessors, successors, assigns, subsidiaries, affiliates, officers, directors, shareholders and agents fully and unconditionally releases, discharges and covenants to hold harmless each Series A Stockholder and each of their successors, assigns, subsidiaries, affiliates, officers, directors, shareholders and agents from any and all causes of action, including without limitation claims, demands, administrative complaints, lawsuits, rights, judgments, liens, damages, debts and expenses (including attorneys' fees and costs actually incurred), liabilities and obligations of any kind and nature whatsoever, whether intentional or negligent, known or unknown, suspected or unsuspected, in law or in equity, individually or as part of a class action, including any and all known and unknown, foreseen or unforeseen, injuries, damages and losses, arising from, relating or attributable in any manner to the Investment Agreements, the Certificate of Designation or the Series A Stock and occurring prior to the Closing Date, except that the foregoing will not affect any rights arising under this Agreement, the Certificate of Amendment or any other documents executed and delivered in connection with this Agreement. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time, to the person executing such waiver or release, are hereby expressly waived. Ramtron certifies that it has not assigned or transferred, purported to assign or transfer, and will not assign or transfer any matter herein released.

    (g) During such period as any of the shares of Series A Stock is outstanding, Ramtron will cause the Common Stock (or other securities into which the shares of Series A Stock are convertible) to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under said act, will comply with all requirements related to any registration statement filed pursuant to this Agreement and will not take any action or file any document (whether or not permitted by the Act or the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts, except as permitted herein. During the time that the Series A Stock is outstanding, Ramtron will use commercially reasonable efforts to continue the listing or trading of its Common Stock (or other securities into which the shares of Series A Stock are convertible) on Nasdaq and will comply in all respects with Ramtron's reporting, filing and other obligations under the bylaws or rules of Nasdaq.

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    (h)  Ramtron represents and warrants that on the date hereof, and Ramtron covenants that at the time of any conversion made pursuant to Section 6(a) of the Certificate of Amendment or upon the issuance of all accrued and unpaid dividends pursuant to Section 9(b) of this Agreement, Ramtron shall have sufficient surplus, as required by Delaware law, to effect lawfully such conversion or issuance.

7. Covenants of Series A Stockholders. Each Series A Stockholder severally, and not jointly, covenants and agrees as follows:

    (a) The Series A Stockholder shall use its best efforts and shall act in good faith to cause to occur all conditions to Closing which are in the Series A Stockholder's control.

    (b) The Series A Stockholder shall not be entitled to convert any Series A Stock into Common Stock of Ramtron if following conversion of such Series A Stock, the converting Series A Stockholder and its affiliates (within the meaning of the Exchange Act) shall be the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of Ramtron's Common Stock. The provisions of this Section 7(b) cannot be amended.

    (c) Upon the consummation of the transactions contemplated by this Agreement, the Series A Stockholder acknowledges and agrees that Ramtron has no obligation to honor any conversion requests except under the Certificate of Amendment.

    (d) Upon the consummation of the transactions contemplated by this Agreement, the Series A Stockholder for itself, himself or herself and for such stockholder's predecessors, successors, assigns, subsidiaries, affiliates, officers, directors, shareholders and agents fully and unconditionally releases, discharges and covenants to hold harmless Ramtron and its successors, assigns, subsidiaries, affiliates, officers, directors, shareholders and agents from any and all causes of action, including without limitation claims, demands, administrative complaints, lawsuits, rights, judgments, liens, damages, debts and expenses (including attorneys' fees and costs actually incurred), liabilities and obligations of any kind and nature whatsoever, whether intentional or negligent, known or unknown, suspected or unsuspected, in law or in equity, individually or as part of a class action, including any and all known and unknown, foreseen or unforeseen, injuries, damages and losses, arising from, relating or attributable in any manner to the Investment Agreements, the Certificate of Designation or the Series A Stock and occurring prior to the Closing Date, except that the foregoing will not affect (i) the rights of Series A Stockholders to receive accrued but unpaid dividends, or (ii) any rights arising under this Agreement, the Certificate of Amendment or any other documents executed and delivered in connection with this Agreement. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time, to the person executing such waiver or release, are hereby expressly waived. Each Series A Stockholder certifies that such stockholder has not assigned or transferred, purported to assign or transfer, and will not assign or transfer any matter herein released.

    (e) If a Series A Stockholder, or any of its transferees, affiliates, associates, stockholders, partners, members and other related parties, has filed any type of legal action against Ramtron, such Series A Stockholder agrees to dismiss such action with prejudice, or to deliver to Ramtron appropriate documents to effect such dismissal with prejudice, prior to or on the Closing Date.

8.  Covenant to Register Shares of Common Stock

    (a)  For purposes of this Section, the following definitions shall apply:

         (i) The terms "register," "registered" and "registration" refer to a registration under the Act, effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or amendment thereto.

        (ii) The term "Registrable Securities" means (A) the shares of common stock issued or issuable upon conversion of Series A Stock, or
              (B) any securities of Ramtron or securities of any successor corporation issued pursuant to the provisions of the Certificate of Amendment or issuable upon the conversion or exercise of any warrant, right or other security that is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, Series A Stock, which in either case (I) have not been resold pursuant to an effective registration statement or pursuant to Rule 144 under the Act or (II) may not be resold pursuant to Rule 144(k) under the Act. For purposes of this Agreement, securities will be considered ineligible for resale pursuant to Rule 144(k) under the Act unless Ramtron's transfer agent has accepted an instruction from Ramtron specifying that such securities are eligible for sale pursuant to Rule 144(k).

       (iii) The term "holder of Registrable Securities" includes any person who holds Shares of Series A Stock which are convertible into Registrable Securities.

    (b) (i) Ramtron shall, within ten (10) business days after the Closing Date, file a registration statement on Form S-3, or if Form S-3 is not then available, another appropriate form, covering the resale of all the Registrable Securities under Rule 415 and, to the extent applicable, Rule 416. The number of shares of Common Stock included in such registration statement shall be not less than the aggregate number which would be issuable upon conversion of all outstanding Shares of Series A Stock, including Shares of Series A Stock subject to the Series A placement agents' warrants, if all thereof were to be converted at the conversion price specified in Section 6(a)(i) or (ii), as applicable, of the Certificate of Amendment. Ramtron shall use its best efforts to cause such registration statement to become effective by the 130th calendar day after the Closing Date (the "Initial Registration"). In the event such registration is not so declared effective or if at any time thereafter it does not include all of the number of Registrable Securities which would then be issuable upon conversion of the shares of Series A Stock (or any successor security), any holder of Registrable Securities shall have the right to require by notice in writing that Ramtron register all or any part of the Registrable Securities held by such holder (a "Demand Registration") and Ramtron shall thereupon effect such registration in accordance herewith (which may include adding such shares to an existing shelf registration). The parties agree that if the holder of Registrable Securities demands registration of less than all of the Registrable Securities, Ramtron, at its option, may nevertheless file a registration statement covering all of the Registrable Securities. If such registration statement is declared effective with respect to all Registrable Securities, then so long as Ramtron is in compliance with its obligations under Sections 8(c)(i) through (v), the demand registration rights granted pursuant to this Section 8(b)(i) shall not be applicable.
              Ramtron shall provide holders of Registrable Securities reasonable opportunity to review any such registration statement or amendment or supplement thereto prior to the filing thereof.

        (ii) Ramtron may suspend the effectiveness of any such registration effected pursuant to this Section 8(b) in the event, and for such period of time as, such a suspension is required by the rules and regulations of the SEC, and may suspend use of the prospectus included in the Registration Statement if such prospectus ceases to meet the requirements of Section 10 of the Act. Ramtron will immediately advise the holders of the registered securities of any such suspension, and will use its best efforts to cause such suspension to terminate at the earliest possible date. The Series A Stockholder agrees that following receipt of any such notice, and until such suspension is terminated, the Series A Stockholder will not make use of the suspended prospectus and will make no sales requiring delivery of such prospectus.

    (c) Whenever required under this Section to effect the registration of any Registrable Securities, including, without limitation, the Initial Registration, Ramtron shall, as expeditiously as reasonably possible:

         (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration to become effective as provided in
              Section 8(b)(i), and keep such registration statement effective for so long as any holder of Registrable Securities desires to dispose of the securities covered by such registration statement, or if earlier, until such Registrable Securities may be sold under Rule 144(k) (provided that Ramtron's transfer agent has accepted an instruction from Ramtron to such effect).

        (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement and notify the holders of the filing and the effectiveness of such Registration Statement and any amendments or supplements.

       (iii) Furnish to each holder of Registrable Securities such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the registration statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such holder of Registrable Securities may reasonably require in order to facilitate the disposition of Registrable Securities owned by such holder of Registrable Securities.

        (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by a holder of Registrable Securities and keep such registration or qualification effective as long as required to permit sale of Registrable Securities thereunder, provided that Ramtron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         (v) Notify each holder of Registrable Securities immediately of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

        (vi) Upon request in writing to Ramtron, furnish to each holder of Registrable Securities included therein (A) an opinion of counsel to Ramtron covering compliance of the registration statement, as to form with the requirements of the Act and the rules thereunder, and covering the matters covered in the opinion filed as an exhibit to the registration statement, and
              (B) a "cold comfort" letter or letters of Ramtron's independent public accountants in the form and of the substance customarily supplied to underwriters in connection with a public offering.

       (vii) Use its best efforts to list the Registrable Securities covered by such registration statement with any national market or securities exchange on which the Common Stock is then listed.

      (viii) Make available for inspection by any holder of Registrable Securities, upon request, all documents filed with the SEC subsequent to the Closing Date and require Ramtron's representatives to supply all information reasonably requested by any holder of Registrable Securities in connection with such registration statement.

    (d) Each holder of Registrable Securities will furnish to Ramtron in connection with any registration under this Section such information regarding itself, the Registrable Securities and other securities of Ramtron held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities held by such holder of Registrable Securities. Initially, and without limitation of the preceding sentence, each holder of Registrable Securities shall provide such data as of the Closing Date or a date not more than five
(5) days after the Closing Date. The intended method of disposition (Plan of Distribution) of such securities as so provided by the holder of Registrable Securities shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of the holder of Registrable Securities.

    (e) (i) Ramtron shall indemnify, defend and hold harmless each holder of Registrable Securities which are included in the registration statement pursuant to the provisions of Section 8(b) (each, a "Selling Shareholder") and each of its officers, directors, employees, agents, partners or controlling persons (within the meaning of the Act) (each, for purposes of this Section 8(e)(i), an "indemnified party") from and against, and shall reimburse such indemnified party with respect to, any and all claims, suits, demands, causes of action, losses, damages, liabilities, costs or expenses ("Liabilities") to which such indemnified party may become subject under the Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Ramtron shall not be liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (A) a Selling Shareholder under an obligation to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities to the person asserting such Liability who purchased such Registrable Securities which are the subject thereof from such Selling Shareholder failed to do so and (B) the prospectus would have corrected such untrue statement or omission; and, provided further, that Ramtron shall not be liable in any such case to the extent that any Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission corrected in an amendment or supplement to the prospectus and if, having previously been obligated to deliver such prospectus, the Selling Shareholder thereafter failed to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Securities to the person asserting such Liability who purchased such Registrable Securities which are the subject thereof from such Selling Shareholder.

        (ii) In the event of any registration under the Act of Registrable Securities pursuant to Section 8(b), each holder of Registrable Securities hereby severally agrees to indemnify, defend and hold harmless Ramtron, and its officers, directors, employees, agents, partners, or controlling persons (within the meaning of the Act) (each, for purposes of this Section 8(e)(ii), an "indemnified party") from and against, and shall reimburse such indemnified party with respect to, any and all Liabilities to which such indemnified party may become subject under the Act or otherwise, arising from or relating to (A) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided that such holders of Registrable Securities will be liable in any such case to the extent, and only to the extent, that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished in an instrument duly executed by such holder of Registrable Securities specifically for use in the registration statement.

       (iii) Promptly after receipt by any indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against another party (the "indemnifying party") hereunder, notify such party in writing thereof, but the omission so to notify shall not relieve the indemnifying party from any Liability which it may have to the indemnified party other than under this section and shall only relieve it from any Liability which it may have to the indemnified party under this section if and to the extent it is actually prejudiced by such omission. In case any such action shall be brought against any indemnified party and such indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to the indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to the indemnified party under this section for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation and liaison with counsel so selected; provided, however, that if the defendants in any such action include both the indemnifying party and such indemnified party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with (subject to the following sentence) the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. If Ramtron is the indemnifying party it shall pay the reasonable expenses and fees of only one separate counsel whose selection is approved by the largest group of similarly situated indemnified parties as measured by the aggregate par value of such Registrable Securities owned by such group. Any indemnified party who chooses not to be represented by the foregoing separate counsel shall be entitled, at its own expense, to be represented by counsel of its own selection.

        (iv) If the indemnification provided for in this Section 8(e) is unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 8(e)(iv) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 8(e)(iv). The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8(e)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 8(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
              Notwithstanding anything in this Section 8(e) to the contrary, no indemnifying party (other than Ramtron) shall be required pursuant to this Section 8(e) to indemnify for or contribute any amount in excess of the proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate.

    (f) (i) With respect to the inclusion of Registrable Securities in a registration statement pursuant to Section 8(b), all fees, costs and expenses of and incidental to such registration, inclusion and public offering shall be borne by Ramtron; provided, however, that any Selling Shareholders participating in such registration shall bear their own share of the underwriting discounts and commissions, and transfer taxes if any, incurred by them in connection with such registration.

        (ii) Except as provided in Section 9(c) of this Agreement, the fees, costs and expenses of registration to be borne by Ramtron as provided in this Section 8(f) shall include, without limitation, all registration, filing and Nasdaq fees, printing expenses, fees and disbursements of counsel and accountants for Ramtron, and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky laws of any jurisdiction or jurisdictions in which securities to be offered are to be registered and qualified. Subject to appropriate agreements as to confidentiality, and upon reasonable advance notice from the holder or its counsel, Ramtron shall make available to counsel for the holders of Registrable Securities its documents and personnel for due diligence purposes. Fees and disbursements of counsel and accountants for the Selling Shareholders shall be borne by the respective Selling Shareholders. Nothing herein shall require Ramtron to postpone filing the registration statement or delay its effectiveness.

    (g) The rights to cause Ramtron to register all or any portion of Registrable Securities pursuant to this Section may be assigned by a holder of Registrable Securities to a transferee or assignee of all or a portion equal to 20% or more, in the aggregate, of its Shares of Series A Stock or the Registrable Securities derived from such Shares of Series A Stock. Any transferee asserting registration rights hereunder shall agree to be bound by the applicable provisions of this Agreement.

    (h) From and after the date of this Agreement, Ramtron shall not agree to allow any other holders of any securities of Ramtron (except the DFA Stockholders) to include any of their securities in any registration statement filed by Ramtron pursuant to Section 8(b) unless such inclusion will not reduce the amount of the Registrable Securities included therein.

9.  Specific Covenants

    (a) Conversion Requests. Ramtron and each Series A Stockholder agree that upon filing of the Certificate of Amendment all conversion requests with respect to Series A Stock made under the terms of the prior Certificate of Designation will be deemed withdrawn and Ramtron will honor conversion requests only under the terms of the Certificate of Amendment.

    (b)  Accrued Dividends.   On the Closing Date, Ramtron shall pay all
accrued and unpaid dividends on the shares of Series A Stock outstanding on the Closing Date. Ramtron and the Series A Stockholders acknowledge that the shares of Series A Stock issued on the Closing Date as dividends shall be entitled to the rights and benefits of the Certificate of Amendment.

    (c) Fees. Ramtron agrees to pay the fees and expenses of Foley & Lardner relating to the negotiation and consummation of the transactions contemplated in this Agreement, including any amounts related to the registration of Common Stock.

    (d) Issue Taxes. Ramtron shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Stock pursuant to the Certificate of Amendment; provided, however, that Ramtron shall not be obliged to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

10.  Miscellaneous.

    (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties.

    (b) Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

    (c)  Consent to Jurisdiction.  Ramtron and each Series A Stockholder
(i) hereby irrevocably submit to the exclusive jurisdiction of either the United States District Court for the Southern District of New York and the state courts for the State of New York or the United States District Court for the District of Delaware and the state courts for the State of Delaware for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Ramtron and each of the Series A Stockholders consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

    (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together, whether bearing original or facsimile signatures, will constitute one and the same instrument.

    (e) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

    (f) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as a Series A Stockholder or Ramtron may designate by giving at least ten (10) days advance written notice pursuant to this Section 10(f).

    (g) Amendments and Waivers. The provisions of this Agreement may not be amended without the written consent of Ramtron and the Series A Stockholders, which may be withheld in the sole and absolute discretion of such parties.
Any amendment or waiver effected in accordance with this Section 10(g) will be binding upon Ramtron, the Series A Stockholders and their respective successors and assigns.

    (h) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

    (i) Entire Agreement. Except for the Supplemental Exchange Rights Agreement, this Agreement, together with all exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

    (j) Further Assurances. From and after the date of this Agreement upon the request of Ramtron or any Series A Stockholder, Ramtron and the Series A Stockholders will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, provided that Ramtron shall pay all filing fees, recording fees, documentary stamp taxes and similar fees and taxes relating to such instruments, documents or other writings.

    (k) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

    (l) Enforcement. Ramtron will pay the costs of the Series A Stockholders in connection with the enforcement of this Agreement and the other documents and agreements executed and delivered in connection with this Agreement.

    (m) Survival. The agreements and covenants set forth in Section 6, 7, 8, 9 and 10 will survive the Closing and the representations and warranties of Ramtron and the Series A Stockholders made in Sections 4 and 5, respectively, will survive through the statute of limitations period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RAMTRON INTERNATIONAL CORPORATION

By: /S/ L. David Sikes
----------------------
L. David Sikes
Chairman and Chief Executive Officer

Address:  1850 Ramtron Drive
          Colorado Springs, CO  80921

ACCEPTED AND AGREED:

             THE FOLLOWING SERIES A PREFERRED STOCKHOLDERS:

/S/ Alexander L. Cappello
-------------------------
Mr. Alexander L. Cappello
1299 Ocean Avenue, Suite 306
Santa Monica, CA  90401
Holder of 20 Shares of Series A Preferred Stock

/S/ Alfred Romano
------------------------
Mr. Alfred Romano
4 Wagon Wheel Lane
Dix Hills, NY  11746-5017
Holder of 15 Shares of Series A Preferred Stock

/S/ Howard M. Zelikow, COO
--------------------------
Kayne Anderson Non-Traditional
Investments, L.P.
Mr. Richard Farber
By:-----------------------
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA  90067
Holder of 332 Shares of Series A Preferred Stock

------------------------
CC Investments, LDC
Mr. John Ziegelman
By: ----------------------
Castle Creek Partners
77 W. Wacker Drive, Suite 4040
Chicago, IL  60601
Holder of ------ Shares of Series A Preferred Stock

/S/ Mark S. Zucker
------------------------
Anvil Investment Partners, L.P.
Mr. Mark S. Zucker
By: ---------------------
100 Wilshire Blvd., 15th
Santa Monica, CA  90401
Holder of 88 Shares of Series A Preferred Stock

------------------------
Crisostomo B. Garcia Trust Dated 6/8/93
Mr. Crisostomo B. Garcia, Trustee
By: --------------------
P.O. Box 9248
17950 Circa Oriente
Rancho Santa Fe, CA  92067
Holder of ------ Shares of Series A Preferred Stock

/S/ Douglas A. Gerrard
------------------------
Deere Park Capital Management, LLC
Mr. Douglas A. Gerrard
By:----------------------
40 Skokie Boulevard, Suite 110
Northbrook, IL  60062
Holder of 2,450 Shares of Series A Preferred Stock

/S/ Earl E. Gales, Jr.
------------------------
Mr. Earl E. Gales, Jr.
5933 W. Century Blvd., Suite 1000
Los Angeles, CA  90045
Holder of 70 Shares of Series A Preferred Stock

/S/ Real A. Rouillard
------------------------
Mr. Real A. Rouillard
1979 Memorial Drive
Chicopee, MA  01020
Holder of 60 Shares of Series A Preferred Stock

/S/ Robert J. Schiller, Jr.
---------------------------
Fayerweather Associates
Mr. Robert J. Schiller, Jr.
By:------------------------
63 Fayerweather Street
Cambridge, MA  02138
Holder of 158 Shares of Series A Preferred Stock

/S/ Gerard K. Cappello
------------------------
Mr. Gerard K. Cappello
1299 Ocean Avenue, Suite 306
Santa Monica, CA  90401
Holder of 20 Shares of Series A Preferred Stock

------------------------
Mr. Jerry Kaplan
150 Vanderbilt Motor Parkway, Suite 311
Hauppauge, NY  11788
Holder of ------ Shares of Series A Preferred Stock

/S/ Jonathan Glaser
------------------------
JMG Capital Partners, L.P.
Mr. Jonathan Glaser
By: ---------------------
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA  90067
Holder of 300 Shares of Series A Preferred Stock

/S/ Ann Nicholson
------------------------
KEYWAY Investments, Ltd.
Ms. Ann Nicholson
By: ----------------------
19 Mount Havelock
Douglas, Isle of Man  1M1 2QG
United Kingdom
and  Mr. Gregory W. Murphy
     Mr. Martin Peters
Holder of 800 Shares of Series A Preferred Stock

/S/ Lawrence K. Fleischman
--------------------------
Laredo Capital Partners
Mr. Lawrence K. Fleischman
By: ----------------------
150 Vanderbilt Motor Parkway, Suite 311
Hauppauge, NY  11788
Holder of 40 Shares of Series A Preferred Stock

/S/ Lawrence Kaplan & Helaine Kaplan
------------------------------------
Lawrence Kaplan & Helaine Kaplan, J.T.
17 Riverview Terrace
Smithtown, NY  11787
Holder of 18 Shares of Series A Preferred Stock

/S/ Joseph M. Fitzgerald
------------------------
Mr. Joseph M. Fitzgerald
1530 Touraine Drive
San Jose, CA  95118
Holder of 50 Shares of Series A Preferred Stock

/S/ Lawrence K. Fleischman
--------------------------
LICAP Partners
Mr. Lawrence K. Fleischman
By: --------------------------
150 Vanderbilt Motor Parkway, Suite 311
Hauppauge, NY  11788
Holder of 70 Shares of Series A Preferred Stock

/S/ Lisa G. Shine
------------------------
Ms. Lisa G. Shine
2910 Neilson Way, #602
Santa Monica, CA  90405
Holder of 13 Shares of Series A Preferred Stock

------------------------
Ms. Loretta Hirsh Shine
5301 Aldea Avenue
Encino, CA 91316
Holder of ------- Shares of Series A Preferred Stock

/S/ Nancy A. Aossey
------------------------
Ms. Nancy A. Aossey
1807 Camden Avenue #2
Los Angeles, CA  90025
Holder of 8 Shares of Series A Preferred Stock

/S/ Howard M. Zelikow, COO
------------------------
Offense Group Associates, L.P.
Mr. Richard Farber
By: ----------------------
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA  90067
Holder of 350 Shares of Series A Preferred Stock

/S/ Paul Rajewski
------------------------
Mr. Paul Rajewski
7 Country Meadow Road
Rolling Hills Estates, CA  90274
Holder of 68 Shares of Series A Preferred Stock

------------------------
Mr. Peter J. Cocoziello
1545 State Highway 206, Suite 100
Bedminster, NJ  07921
Holder of ------ Shares of Series A Preferred Stock

/S/ Ronald H. Means
------------------------
Mr. Ronald H. Means
2195 Holiday Pines Lane
Camarillo, CA  93012
Holder of 32 Shares of Series A Preferred Stock

------------------------
Mr. George R. Wong
3834 Rawhide Road
Rocklin, CA  95677
Holder of ------ Shares of Series A Preferred Stock

------------------------
SIL Nominees, Ltd.
c/o Slome Capital Corporation
Mr. Ansel A. Slome
By: ----------------------
1888 Century Park East, Suite 1108
Los Angeles, CA  90067
Holder of ------ Shares of Series A Preferred Stock

/S/ Stanley A. Kaplan
------------------------
Mr. Stanley A. Kaplan
4 Spinning Wheel Lane
Dix Hills, NY  11746
Holder of 18 Shares of Series A Preferred Stock

/S/ Jonathan Glaser
------------------------
Triton Capital Holdings, Ltd.
Mr. Jonathan Glaser
By: ----------------------
1999 Avenue of the Stars, Suite 2530
Los Angeles, CA  90067
Holder of 300 Shares of Series A Preferred Stock

/S/ Kris Melling
------------------------
Mr. Kris Melling
4416 Glasgow Way
Anacortes, WA 98221
Holder of 50 Shares of Series A Preferred Stock

                                  EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                    OF THE
                          CERTIFICATE OF INCORPORATION
                                     OF
                       RAMTRON INTERNATIONAL CORPORATION

RAMTRON INTERNATIONAL CORPORATION (hereafter called the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies:

FIRST, that the Corporation's Board of Directors has duly adopted the following resolution:

RESOLVED, that the Corporation's Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock, $0.01 Par Value ("Certificate of Designation"), filed on February 12, 1998, with the Secretary of State of the State of Delaware is hereby amended and restated in its entirety to read as follows:

"1.  Authorized Shares.

There shall be a series of shares of the Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock". The number of authorized shares of such series shall be 29,000 and the rights and preferences of such series (the "Series A Preferred") and the limitations or restrictions thereon, shall be as set forth herein.

2.  Dividends.

The holders of the Series A Preferred shall be entitled to receive cumulative dividends at a rate equal to 11% per annum of the liquidation preference per share per annum, payable semi-annually on December 31 and June 30, with the first payment being payable on December 31, 1999, when and as declared by the Board of Directors. Prior to the first anniversary of the date of filing of this Certificate of Amendment (the "Closing Date"), all dividends shall be paid in Series A Preferred. On and after the first anniversary of the Closing Date, dividends may be paid, at the Corporation's option, on any dividend payment date, either in cash or by the issuance of additional shares of Series A Preferred (and payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or after the first anniversary of the Closing Date, dividends are paid in additional shares of Series A Preferred, the dividend rate shall increase by 2% for such dividend payment period. In the event that a registration statement is not effective within 130 days after the Closing Date with respect to the conversion rights set forth in Section 6 and the cash exchange rights set forth in Section 7, the Series A Preferred shall accrue dividends from and after the end of such 130 day period at a rate of 18% per annum until such time as the registration statement is declared effective. Dividends as provided by this Section 2 shall accrue on any given share from the Closing Date, or from the date of original issuance of such share, whichever is later, and shall accrue from day to day whether or not declared. Dividends not theretofore paid shall be paid upon conversion of any shares of the Series A Preferred and shares of Series A Preferred issued in payment of such dividends shall be simultaneously converted into Common Stock together with the shares on which such dividends have accrued. Dividends accrued in accordance with the terms of the Series A Preferred prior to the Closing Date shall not be affected by this Section 2.

3.  Liquidation Preference.

    (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock or any other class or series of shares except any class or series which is entitled to priority over the Series A Preferred, the amount of $1,000 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

    (b) Subject to the last sentence of this Section 3(b), a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 3 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Preferred at any time within thirty calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series A Preferred as provided in
Section 8 hereof. Such notice shall be given by the Corporation immediately following determination of such essential terms. If such option is exercised, the holders of the Series A Preferred shall be entitled to receive, in cash, immediately upon the occurrence of such transaction, an amount per share equal to the Liquidation Preference. This Section shall not apply to a business combination in which substantially all the Common Stock of the Corporation is converted into or exchanged for voting common stock of the corporation surviving such business combination, if (i) such common stock of the surviving corporation is listed and traded on The Nasdaq Stock Market or the New York Stock Exchange, and (ii) the Board of Directors of the Corporation determines in good faith that the conversion rights and other rights and preferences of the Series A Preferred are preserved and not rendered of less value by the terms of such business combination.

4.  Mandatory Redemption.

All of the Series A Preferred outstanding on July 31, 2002 shall be redeemed by the Corporation at a redemption price equal to 100% of the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the date of redemption.

5.  Optional Redemption.

The Series A Preferred shall be redeemable, at the option of the Corporation and subject to the consent of its lenders, in whole or in part, at any time on or after July 31, 2000 at an amount equal to its Liquidation Preference plus, without duplication, accumulated and unpaid dividends to the date of redemption.

6.  Conversion.

The holders of the Series A Preferred shall have optional conversion rights as follows:

    (a)  Conversion Rights.

        (i) At any time prior to 10 days after the Closing Date (the "Post-Closing Date"), the Series A Preferred shall be exchangeable at the option of the holder for shares of Common Stock at an exchange ratio of $.75 face value of Series A Preferred per share of Common Stock plus accrued and unpaid dividends to the date of conversion.

        (ii) Each holder of record of Series A Preferred shares shall be entitled to convert Series A Preferred into shares of Common Stock on or after the Post-Closing Date at the conversion rate of 1,000 shares of Common Stock per share of Series A Preferred (i.e., $1.00 per share of Common Stock) (such rate of exchange, and the rate of exchange set forth in paragraph (i), as applicable, being hereinafter referred to as the "Conversion Rate").

    (b) Restriction on Right to Convert. A share of Series A Preferred shall not be converted into Common Stock if following such conversion the holder thereof together with affiliates of such holder would be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of the Common Stock of the Corporation. A share which may not be converted because of the preceding sentence will thereafter be convertible by any holder if at the time such share is submitted for conversion the preceding sentence is inapplicable.

    (c) Mechanics of Conversion. To convert shares of Series A Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, and a certificate representing the shares of Series A Preferred not so converted, if any. The Corporation shall effect such issuance immediately and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice.
Notice of conversion may be given by a holder at any time of day up to 5:00 p.m. Los Angeles time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Conversion Date.

    (d) Determination of Conversion Rate. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Rate shall be proportionately decreased or increased, as appropriate, to give effect to such event, and like adjustment shall be made in any price per share specified elsewhere herein.

    (e) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries or other property, other than cash dividends from earnings, then in each such event provision shall be made so that the holders of Series A Preferred shall receive, upon the conversion thereof, the securities or other property which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

    (f) Certificates as to Adjustments. Upon the occurrence of any adjustments or readjustment of the Conversion Rate pursuant to Section 6(d) hereof, or any provision for distribution pursuant to Section 6(e) hereof, or any adjustment of the cash per-share prices specified herein, the Corporation at its expense shall promptly compute such adjustment, readjustment or provision in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment, readjustment or provision and showing in detail the facts upon which such adjustment, readjustment or provision is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion. If any holder disputes the computation of such adjustment or provision the Corporation shall cause independent public accountants selected by the Corporation to verify and, if necessary, correct such computation.

    (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall give notice to each holder of Series A Preferred at least 10 days prior to such date specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

    (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

    (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval as promptly as practicable.

    (j) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

    (k) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series A Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 3, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred. The Corporation shall have no obligation to obtain the prior consent of the holders of the Series A Preferred, individually or as a class, except as expressly provided herein or as provided by applicable law.

7.  Cash Exchange Rights.

    (a) Exchange Rights. At any time prior to June 25, 1999, the Series A Preferred shall be exchangeable at the option of a holder for cash in amount per share equal to 50% of the face value of the Series A Preferred Share plus all accrued but unpaid dividends on the Series A Preferred Share, up to an aggregate amount of $6.4 million face value and accrued and unpaid dividends to the date of exchange. If, in the judgment of the Board of Directors of the Corporation, the Corporation's financial condition and results of operations permit the Corporation to permit the exchange for cash of more than $6.4 million face value (plus accrued dividends) of the Series A Preferred, the terms of the Series A Preferred will permit the exchange for cash of up to $8.0 million face value (plus accrued and unpaid dividends) of the Series A Preferred. To the extent that holders of Series A Preferred desire to exchange in the aggregate a greater face value (plus accrued and unpaid dividends) of the Series A Preferred than is permitted under the terms of the Series A Preferred, Series A Preferred will be accepted for exchange by the Corporation for cash on a pro rata basis based upon the aggregate face value (plus accrued and unpaid dividends) of the Series A Preferred validly tendered for exchange.

    (b)  Mechanics of Exchange.  To exercise the exchange right set forth in
Section 7(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to exercise such right and shall state therein the number of shares to be converted and the name or names in which such holder wishes the payment to be received. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be exchanged, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a check for payment of the cash amount to which such holder shall be entitled, and a certificate representing the shares of Series A Preferred not so exchanged, if any. The Corporation shall effect such payment immediately and shall transmit the check by messenger or overnight delivery service to reach the address designated by such holder within three trading days after the receipt of such notice. Notice of the exercise of exchange rights may be given by a holder at any time of day up to 5:00 p.m. Los Angeles time, and such exercise shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given (the "Exchange Date"). The person or persons entitled to receive payment upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on the Exchange Date.

8.  Notices.

Any notice to be given to the holders of the Series A Preferred shall be
(i) mailed by first class mail postage prepaid to each holder of Series A Preferred at the address shown on the records of the Corporation for such holder, (ii) transmitted by telecopy or facsimile transmission to any holder which has supplied a telecopy or facsimile address to the Corporation, and
(iii) unless receipted for by telecopy or facsimile on the date such notice is given, shall be transmitted by an overnight delivery service or courier service for delivery at the address shown on the records of the Corporation for such holder on the first business day following the date such notice is given, or if delivery in one business day to such address cannot be effected by such delivery service, then on the earliest day on which such delivery can be made.

9.  Registration Rights.

The corporation shall use its best efforts to file and cause to become effective as of no later than 130 days after June 15th a registration statement for Common Stock of the Corporation issuable upon exchange or conversion of the Series A Preferred, to the extent such shares of Common Stock are not then freely tradable under the federal securities laws.

10.  Restrictions and Limitations.

The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series A Preferred: (i) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred, (ii) authorize or issue any other equity security senior to or ranking on parity with the Series A Preferred, or (iii) pay any dividends in cash or property on, or purchase or otherwise acquire for value, any Common Stock purchase or other equity security of the Corporation either junior to or on a parity with the Series A Preferred except from current or retained earnings or from the net proceeds of sale of equity securities, except for purchases of Common Stock from terminating or retiring employees pursuant to the terms of employee benefit plans in an aggregate amount not greater than $1 million.

11.  Voting Rights.

The Series A Preferred shall have no voting rights, except as otherwise required by law and except in certain circumstances described herein, including (i) amending certain rights of the holders of the Series A Preferred and (ii) the issuance of any class of equity securities that ranks pari passu with or senior to the Series A Preferred other than certain additional shares of Series A Preferred.

12.  Attorneys' Fees.

Any holder of Series A Preferred shall be entitled to recover from the Corporation reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder, if such holder is the prevailing party in an action or proceeding to compel such enforcement."

SECOND, that the proposed amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and that notice of the taking of such action by written consent has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ramtron International Corporation has caused this Certificate of Amendment to be executed by L. David Sikes, its Chairman of the Board and Chief Executive Officer, or by Greg B. Jones, its President and Chief Operating Officers, this XXX day of July 1999.

Ramtron International Corporation


By:
   --------------------

                                EXHIBIT B
                                                         DRAFT 7-28-88
                                                         =============

            [Letterhead of Morris, Nichols, Arsht and Tunnell]

                             August XXX, 1999

To the holders of Series A Convertible
Preferred Stock, par value $.01 per share
(the "Series A Preferred Stock") of Ramtron
International Corporation, a Delaware
corporation (the "Company") that have
executed the Preferred Stock Recapitalization
Agreement dated and made effective July 20, 1999 among the Company and such holders (the
"Preferred Stock Recapitalization Agreement")
c/o Foley & Lardner
[address]

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 3(b) of the Preferred Stock Recapitalization Agreement.

In connection with rendering this opinion, we have reviewed the Company's certificate of incorporation, as amended to date, as filed with the Secretary of State of the State of Delaware, including the Certificate of Amendment to the Certificate of Incorporation of the Company filed today with the Secretary of State of the State of Delaware (the "Certificate of Amendment") setting forth certain amendments to the Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock, $0.01 par value, filed on February 12, 1998 with the Delaware Secretary of State (the "Amendments") and copies of the Preferred Stock Recapitalization Agreement and the Agreement dated July 30, 1999 among the Company and certain holders of the Series A Preferred Stock (the "Cash Exchange Agreement") that have provided to us by the Company. We have not reviewed any other agreements or documents of or relating to the Company and we have assumed that nothing contained in any such document that we have not reviewed is contrary to or inconsistent with the opinions expressed herein. We have also assumed the due authorization, execution and delivery of the Preferred Stock Recapitalization Agreement and the Cash Exchange Agreement by each of the parties hereto and the due authorization of the Amendments by all requisite corporate action of the Company. Finally, we have assumed that the Board of Directors of the Company satisfied its fiduciary duties in authorizing the Preferred Stock Recapitalization Agreement and the Cash Exchange Agreement and in approving the Amendments.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

(1) the Amendments became effective today upon the filing of the Certificate of Amendment and that, upon such filing, the powers, preferences and rights, and the qualifications, limitations or restrictions of the Series A Preferred Stock were amended as provided for in the Amendments: provided, however, that we express no opinion with respect to the effectiveness of (A) the obligations of the Company to pay dividends or redeem shares to the extent that such provisions would require the Company to do so when and if funds are not legally available therefor under the Delaware General Corporation Law (and we note that this exception will apply, inter alia, to the following paragraphs set forth in the Amendments, each of which purports to require the Company to make payments to holders of the Series A Preferred Stock but does not specifically refer to such payments as constituting dividends or payment upon redemption: 3(b) (option to treat certain transactions as a liquidation, dissolution or winding up), 6(a)(i) (to the extent a payment of accrued and unpaid dividends is required), 6(e) (requiring, in some circumstances, the "conversion" of shares for "property"), 6(h), 6(k) (requiring conversion for "property" including cash in certain circumstances), 7(a) ("exchange" for cash), 12 (to the extent such provision is valid)); (B) the penultimate sentence of paragraph 2 of the Amendments and (C) paragraph 12. In addition, we express no opinion with respect to how a court applying Delaware law would interpret (A) the pro rata treatment of holders of shares of Series A Preferred Stock pursuant to paragraph 7(a) of the Amendments, especially in light of the requirement in Section 7(b) that the Company "immediately" issue and deliver payment as provided for in that section and, further, we express no opinion with respect to the effectiveness of the requirement of such pro rata treatment if and to the extent such provision is interpreted as requiring pro rata treatment on any basis other than the aggregation of all requests by the holders of Series A Preferred Stock to exchange the Series A Preferred Stock;
(B) paragraph 3(b) of the Amendments, but we have assumed, for purposes of this opinion, that such a court would interpret it to require the Company to redeem shares of Series A Preferred Stock in connection with a "deemed" liquidation, dissolution or winding up, on the terms provided for therein; and (C) the phrase "plus accrued and unpaid dividends to the date of conversion" in paragraph 6(a)(i) of the Amendments, but we have assumed a court applying Delaware law would treat the phrase as a requirement that such amount of dividends be added to the exchange ratio. Finally, the Amendments may be limited by (i) bankruptcy, insolvency, receivership, fraudulent conveyance, reorganization, moratorium, statutory lien or other laws, rules or regulations of general application relating to or affecting the enforcement of creditors' rights and remedies, as from time to time in effect and (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

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(2)  the Cash Exchange Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, receivership, fraudulent conveyance, reorganization, moratorium, statutory lien or other laws, rules or regulations of general application relating to or affecting the enforcement of creditors' rights and remedies, as from time to time in effect and (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

This opinion is being provided to you in connection with the transactions provided for in the Preferred Stock Recapitalization Agreement and may not be relied upon by any other person or for any other purpose.

Very truly yours,

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